Exhibit 10.1
SECOND AMENDED AND RESTATED
TRUCKING TRANSPORTATION SERVICES AGREEMENT
This SECOND AMENDED AND RESTATED TRUCKING TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of March 26, 2013, but effective as of the dates set forth herein, by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), collectively referred to as “Parties,” and each individually, as a “Party”, and amends and restates that certain Amended and Restated Trucking Transportation Services Agreement dated as of December 2, 2011 (the “Amended Trucking TSA”).
RECITALS
WHEREAS, Tesoro High Plains Pipeline Company LLC, a Delaware limited liability company an indirectly wholly-owned subsidiary of TLO (“THPP”), owns a pipeline system that currently transports crude petroleum from origins in the states of Montana and North Dakota to Mandan, North Dakota (the “High Plains System”);
WHEREAS, TLO owns and operates a truck-based crude petroleum gathering operation for the High Plains System, using a combination of proprietary and third party trucks dispatched and scheduled by TLO as well as certain Truck Unloading facilities adjacent to the High Plains System;
WHEREAS, TRMC desires and has requested that TLO (i) cause to be gathered by truck certain crude petroleum from wellheads, fields, control tank batteries or related collection points in the Williston Basin/Bakken Shale area, (ii) coordinate the truck pick-up and delivery of such crude petroleum to the High Plains System or other destinations, (iii) provide TRMC with certain ancillary services with respect to such truck gathering pick-up transportation and delivery, subject to and upon the terms and conditions of this Agreement, and (iv) allow the use of certain Truck Unloading Facilities for delivery of TRMC’s crude petroleum into the High Plains System; and
WHEREAS, in connection with the foregoing, TRMC and TLO have agreed that TLO will gather, coordinate the pickup of, transport and deliver such trucked crude petroleum, as well as provide the aforementioned ancillary services and use of the Truck Unloading Facilities, pursuant to the terms of this Agreement;
WHEREAS, the Parties are willing to agree to the foregoing, subject to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
1.RESTATEMENT; DEFINITIONS
(a)    Second Amendment and Restatement.
(i)    The Parties hereby agree that upon the effectiveness of this amended and restated Agreement, the terms and provisions of the Amended Trucking TSA which in any manner govern or evidence the obligations, the rights and interests of the Parties and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Amended Trucking TSA, except as otherwise expressly provided herein, shall be superseded by this amended and restated Agreement.

(ii)    Notwithstanding this amendment and restatement of the Amended Trucking TSA, (i) all of the liabilities and obligations owing to either Party by the other under the Amended Trucking TSA shall continue as liabilities and obligations hereunder, and (ii) this amended and restated Agreement is given as a substitution of, and not as a payment, release or discharge of, the liabilities and obligations of either Party under the Amended Trucking TSA and neither the execution and delivery of this amended and restated Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Amended Trucking TSA or any obligations thereunder.
(b)    Definitions. Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Actual Barrels Gathered” means Barrels of crude petroleum that are physically gathered from wellheads, fields, control tank batteries or related collection points in the Williston Basin/Bakken Shale area or other areas by mutual agreement and delivered to (i) any of the 13 proprietary truck unloading facilities of TLO set forth in Schedule I, (ii) other delivery points for movement into the High Plains System, or (iii) third party destinations.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“bpd” means Barrels per day.
“$” means U.S. Dollars.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Commencement Date” has the meaning set forth in Section 4.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Credit” has the meaning set forth in Section 6(b).
“Excess Volumes” has the meaning set forth in Section 2(b).

“Extension Term” has the meaning set forth in Section 3.
“Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
“Force Majeure Notice” has the meaning set forth in Section 15(a).
“Force Majeure Period” has the meaning set forth in Section 15(a).
“General Partner” means the general partner of Tesoro Logistics LP.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“High Plains System” has the meaning set forth in the Recitals.
“Initial Term” has the meaning set forth in Section 3.
“Mandan Refinery” means the petroleum refinery owned by TRMC and located in Mandan, North Dakota.
“Maximum Volume” means an average of 50,000 bpd per month.
“Minimum Volume Commitment” means (i) for the period commencing on the Commencement Date through and until but not including, the date on which THPP completes and verifies the construction, connection and operational readiness of the new gathering pipeline from the High Plains System Connelly Station to the Marathon Connelly Hub (the “Marathon Gathering Completion Date”), a Monthly average of 22,000 bpd, (ii) for the period commencing on the Marathon Gathering Completion Date, through and until March 31, 2012, a Monthly average of 20,500 bpd; (iii) for the period commencing on April 1, 2012, through and until March 31, 2013, a Monthly average of 25,500 bpd and (iv) for the period commencing on April 1, 2013, through and until the end of the Term a Monthly average of 30,500 bpd; provided, however, that the Minimum Volume Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month, and provided further, that if the Marathon Gathering Completion Date does not occur before April 1, 2012, then the applicable stated Minimum Volume Commitment shall be increased by 1,500 bpd until the Marathon Gathering Completion Date occurs.
“Month” or “Monthly” means or references a calendar month.
“Monthly Shortfall Payment” has the meaning set forth in Section 6(b).
“Monthly Volume Shortfall” has the meaning set forth in Section 6(b).

“Notice Period” has the meaning set forth in Section 16(a).
“Partnership Change of Control” means Tesoro Corporation ceasing to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner, whether through ownership of voting securities, by contract, or otherwise.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Purchase Order” has the meaning set forth in Section 5(a).
“Receiving Party Personnel” has the meaning set forth in Section 21(d).
“Shortfall Rate” shall be an amount stated in a Purchase Order, as set forth in Section 6(b).
“Suspension Notice” has the meaning set forth in Section 16(a).
“Tank Usage Rate” has the meaning set forth in Section 5(a).
“Term” has the meaning set forth in Section 3.
“THPP” has the meaning set forth in the Recitals.
“TLO” has the meaning set forth in the Preamble.
“TRMC” has the meaning set forth in the Preamble.
“Truck Gathering Services” means the collection, loading, gathering transportation and delivery and of crude petroleum from origins at wellheads, fields, tank batteries, truck dispatch racks or similar collection points to unloading facilities of pipelines, rail car loading facilities, storage terminals, refineries or similar receipt points, including ancillary scheduling, dispatching and accounting/data services related to such crude petroleum deliveries, including, but not limited to, any services set forth in a Purchase Order.
“Trucking Rate” has the meaning set forth in Section 5(b).
“Truck Unloading Facilities” shall mean TLO’s proprietary crude petroleum tanks and related truck unloading facilities listed on Schedule I, located adjacent to injection points along the High Plains System.
2.    VOLUME COMMITMENT AND SCOPE OF AGREEMENT
(a)    TRMC guarantees that from the Commencement Date through the end of the Term, (i) TRMC will request that TLO perform Truck Gathering Services each Month for at least the Minimum Volume Commitment each Month of crude petroleum (A) to be received from wellheads, fields, control tank batteries or related collection points in the Williston Basin/Bakken Shale area of Montana and North Dakota and (B) to be delivered to TLO’s proprietary Truck Unloading Facilities, or to other destinations in North Dakota and Montana, whether or not on the High Plains System, or, (ii) in the event that TRMC fails to request that TLO do the foregoing, shall remit to TLO the Monthly Shortfall Payment referred to in Section 7(b) below.
(b)    TRMC may request pursuant to a Purchase Order, as described below, that volumes of crude petroleum in excess of the Minimum Volume Commitment be gathered, transported and delivered by TLO (“Excess Volumes”). Both the Minimum Volume Commitment and any Excess Volumes gathered and delivered by TLO shall be gathered and transported at the Trucking Rate specified in the applicable Purchase Order.
(c)    TRMC may request that volumes of crude petroleum in excess of the Maximum Volume be gathered, transported and delivered by TLO. In any month where TRMC nominates such incremental volumes, TLO and TRMC shall set forth the agreed applicable rate structure for the incremental volumes in a Purchase Order. Upon execution of the applicable Purchase Order, TLO shall haul the incremental volumes at the agreed upon rates. If a Purchase Order for the incremental rate structure is not agreed upon, TLO will not be obligated to haul the incremental volumes.
(d)    TLO shall provide TRMC with exclusive dedicated use of the Truck Unloading Facilities listed on Schedule I for the unloading of TRMC’s crude petroleum to be delivered into the High Plains System.
(e)    If THPP or any third party constructs any new pipeline (gathering or otherwise) such that the High Plains System is expanded or extended to any production location (i.e., wellheads, fields or control tank batteries) for volumes of crude petroleum that TRMC is at that time paying TLO to gather by truck, then TRMC will be entitled to a reduction in the Minimum Volume Commitment to account for these new pipeline-gathered volumes, such reduction to be commensurate with the reduced truck gathering volumes and mutually agreed upon by the Parties. Reductions for volumes transported on the new pipeline extension to the Marathon Connelly Hub are already addressed in the definition of the Minimum Volume Commitment, and there will be no further reduction related to those volumes.
3.    TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through April 30, 2016 (the “Initial Term”); provided, however, that this Agreement shall automatically renew for one additional renewal term of five (5) years (the “Extension Term”) unless terminated (i) by either Party no later than ninety (90) days prior to the end of the Term; provided, however, that, during such ninety (90) day notice period, the Parties may negotiate in good faith to extend or renew the Term on terms and conditions mutually acceptable to the Parties, it being understood that if such an agreement to extend or renew is not agreed to by the Parties within such ninety (90) day notice period, this Agreement shall terminate one hundred eighty days after the expiration of such ninety (90) day period; or (ii) pursuant to Section 14 below. The Initial Term and the Extension Term, if applicable, thereof shall be referred to herein as the “Term”.
4.    COMMENCEMENT DATE AND EFFECTIVE DATE AMENDMENTS
The Parties agree that the “Commencement Date” was April 26, 2011. The adjusted Trucking Rate and the expanded scope of Truck Gathering Services provided in this Agreement, was effective January 1, 2013, or as otherwise may be provided in Purchase Orders, and the effective dates of the Minimum Volume Commitment shall be as set forth above in the definitions.

5.    PURCHASE ORDERS; ADJUSTMENTS AND REIMBURSEMENTS FOR CAPITAL EXPENDITURES
(a)    In addition to the Minimum Volume Commitment set forth in this Agreement, TLO and TRMC may enter into purchase orders substantially in the form attached hereto as Exhibit A (each, a “Purchase Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Purchase Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Purchase Order shall be effective until fully executed by both TLO and TRMC.
(b)    Items available for inclusion on a Purchase Order include, but are not limited to, the following:
(i)    any additional or ancillary Truck Gathering Services;
(ii)    the amount of requested Excess Volumes;
(iii)    the tank usage rate for all Barrels unloaded from trucks into the Truck Unloading Facilities, subject to adjustment as set forth in this Agreement or any Purchase Order (the “Tank Usage Rate”);
(iv)    trucking rates to be paid by TRMC, including the applicable dispatch fee and minimum rate components thereof, subject to adjustment as set forth in this Agreement or any Purchase Order (the “Trucking Rate”); and
(v)    quarterly rate adjustments in excess of those in Section 5(e) and the annual agreement between the parties upon five third party carriers.
(c)    In case of any conflict between the terms of this Agreement and the terms of any Purchase Order, the terms of the applicable Purchase Order shall govern.
(d)    The Tank Usage Rate, the Trucking Rate and the Shortfall Rate shall be adjusted on July 1 of each year of the Term, as follows:

(i)
The Tank Usage Rate and the Shortfall Rate shall each be increased annually, beginning on July 1, 2013, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.

(ii)
The dispatch fee components of the Trucking Rate shall be increased annually, beginning on July 1, 2012, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.

(e)     The mileage rate component of the Trucking Rate shall be adjusted quarterly, beginning on April 1, 2013, to correspond to changes during the prior quarter period in the dollars per mile rates of third party trucking carriers transporting crude oil in Montana and North Dakota, provided however, that unless set forth in a Purchase Order, such quarterly adjustments shall never adjust the mileage rates existing in the immediately prior period upwards or downwards by more than twenty percent (20% quarter maximum adjustment), and the cumulative annual upward adjustment for any calendar year shall never be greater than 120% or less than 80%. When determining a quarterly adjustment, the Parties shall annually set forth in a Purchase Order upon five third party carriers providing crude oil truck transportation in the area, as being representative of the competitive pricing for such transportation. The Parties shall then determine the arithmetic average change in the dollars per barrel rates charged by those three carriers during such quarterly period. These average changes shall then be applied to the mileage component of the rate sheet for each applicable mileage tier. In no cases shall the mileage adjustment be negative.
(f) TLO shall make the following Monthly adjustments to the rates being charged hereunder or under any Purchase Order:

(i)
a Monthly per mile adjustment to the mileage rate components of the Trucking Rate to cover any increase in fuel prices (as determined by reference to the U.S. Energy Information Administration’s On-Highway Diesel Prices for the Rocky Mountain Region against a baseline of January 2013) incurred or experienced by TLO in connection with providing Truck Gathering Services under this Agreement; in no cases shall the fuel price adjustment be negative; and

(ii)
a Monthly surcharge on the services provided hereunder to cover TRMC's proportionate share of the increased costs of complying with any new laws or regulations that affect the services provided to TRMC, if after TLO has made commercially reasonable efforts to mitigate the effect of such laws or regulations, such new laws or regulations require TLO to make substantial and unanticipated capital expenditures. Any such Monthly surcharge shall be set forth in a Purchase Order.

(g)    Reimbursements. TRMC shall reimburse TLO for the following:

(i)
Actual costs of any capital expenditures TLO or THPP agrees to make at TRMC’s request pursuant to a Purchase Order to provide additional Truck Gathering Services hereunder, other than capital expenditures required for TLO (A) to continue to provide those Truck Gathering Services specified hereunder or (B) to handle the Minimum Volume Commitment increases specified herein; and

(ii)
All taxes (other than income taxes, gross receipt taxes and similar taxes) that TLO incurs on TRMC’s behalf for the services TLO provides to TRMC under this Agreement or any Purchase Order, if such reimbursement is not prohibited by law.

6.    PAYMENTS
(a)    Payments for Minimum Volume Commitment, etc.: TLO shall invoice TRMC on a Monthly basis and TRMC shall pay all amounts due (including any Monthly Shortfall Payments, as defined herein, and payments for Excess Volumes) no later than ten (10) calendar days after TRMC's receipt of TLO's invoices. Any past due amounts owed by TRMC to TLO shall accrue interest, payable on demand, at the rate of eight percent (8.00%) per annum from the due date of the payment through the actual date of payment.
(b)    Monthly Shortfall Payment: If, during any Month, TRMC fails to request in good faith that TLO cause to be gathered an amount of crude petroleum equal to the Minimum Volume Commitment for such Month, then TRMC shall pay to TLO an amount (the “Monthly Shortfall Payment”) equal to (i)

the Monthly Volume Shortfall (ii) multiplied by the Shortfall Rate. The “Shortfall Rate” shall be an amount stated in an applicable Purchase Order, adjusted for inflation as provided in Section 5(d) (i). The “Monthly Volume Shortfall” for any Month shall mean the volume of Barrels by which (x) the product of (A) the Minimum Volume Commitment (B) multiplied by the number of days in any given Month, (y) exceeds the Actual Barrels Gathered by TLO during such Month. [ (MVS = MVC x days) – ABG]. The dollar amount of any Monthly Shortfall Payment included in the Monthly invoice described below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Credit”), and such Credit shall be applied in subsequent Monthly invoices against amounts owed by TRMC for Excess Volumes shipped by TRMC during any of the succeeding three (3) Months. Credits will be applied in the order in which such Credits accrue and any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April and must be applied prior to applying any Credit which accrues in February).
7.    SERVICES PROVIDED BY TLO; VOLUME LOSSES
(a)    Summary of Services: In consideration of TRMC’s Minimum Volume Commitment and the fees and charges specified in Section 5, pursuant to this Agreement and any Purchase Order, TLO shall provide the Truck Gathering Services and the use of TLO’s Truck Unloading Facilities at the sites listed in Schedule I to allow deliveries of TRMC’s crude petroleum into the High Plains System.
(b)    Truck Unloading Facilities: TLO shall maintain the Truck Unloading Facilities in good operating condition, subject to normal wear and tear, force majeure and normal deterioration. If a Truck Unloading Facility becomes unusable due to damage or condition, then TLO shall promptly repair or replace the defective facilities, so long as it is commercially practical to do so and permitted under applicable laws and regulations. If TLO does not believe that it is commercially practical to replace facilities at a site due to limited volumes or unusual conditions that exist at such site, then it shall notify TRMC, and the parties shall set forth in a Purchase Order any revised terms that could allow such site to be reopened, and if the parties do not agree to reopen the site, then it shall be removed from Schedule I. If TLO constructs or adds (by purchase or otherwise) additional truck unloading facilities adjacent to the High Plains System, then TLO shall supplement, modify or otherwise update Schedule I attached hereto, specifying such new truck unloading facility, provide an updated Schedule I to TRMC as soon as reasonably practicable, but in any event before TLO brings such truck unloading facility into operation. Notwithstanding the above, TLO may provide additional truck unloading facilities for the use of third parties who desire to deliver crude oil into the High Plains System, provided that such use does not allow the commingling of third party crude oil with TRMC’s crude oil in the Truck Unloading Facilities or otherwise interfere with TRMC’s rights to use the existing Truck Unloading Facilities and the Truck Gathering Services.
(c)    Transport Vehicles: TLO shall ensure that all transport vehicles used will be clean and free of contaminants, will be in compliance with all state and federal laws and regulations and designated as the proper container for the crude petroleum being transported. TLO will also ensure that all drivers of these transport vehicles will be adequately trained and qualified to perform the services stated herein.
(d)    Scheduling/Dispatch/Pick-Up: Requests for the gathering of crude petroleum under this Agreement or any Purchase Order shall be made by TRMC and/or its crude petroleum suppliers on a “call and demand” basis. TLO will schedule and dispatch all pick-ups of crude petroleum requested by TRMC or its crude petroleum suppliers on such “call and demand” basis.
(e)    Loading/Transporting: TLO shall load only that crude petroleum which it is authorized to load pursuant to directions received from TRMC and/or its crude petroleum suppliers or in accordance with this Agreement or any Purchase Order. The quality and quantity of the crude petroleum received by TLO shall be determined by sampling, verification and measurement conducted by TLO, THPP or third party operator of a receipt or delivery point. TLO shall not mix different grades of crude petroleum, unless authorized by TRMC, or adulterate the crude petroleum with motor fuel or with any chemical or other material whatsoever. The crude petroleum hauled on a transport truck or stored in a TLO Truck Unloading Facility prior to loading a new delivery must be compatible with the crude petroleum that is being loaded or stored so as to not cause contamination of loaded or stored crude petroleum. TRMC as part of its quality control may test the quality of crude petroleum delivered by TLO. TLO agrees to abide by the quality control procedures mutually agreed by the parties from time to time. TRMC shall at all times retain title to the crude petroleum gathered, transported and delivered by TLO hereunder and shall remain responsible for all risk of loss, damage, deterioration, or contamination as to such crude petroleum, except for that caused by the gross negligence, willful misconduct or breach of this Agreement or any Purchase Order by TLO, its agents, employees or contractors.
(f)    Delivery: Immediately upon receipt of crude petroleum from any designated pick-up location, TLO shall safely and expeditiously transport the crude petroleum to its applicable Truck Unloading Facility or other destination as provided for in Section 2(a). Upon arrival at such Truck Unloading Facility or other destination, TLO shall unload the crude petroleum in compliance with this Agreement or any Purchase Order unless otherwise specified in writing.
(g)    Accounting/Data Services: TLO shall maintain a true and correct set of records to include but not be limited to, invoices, bills of lading, receipt tickets, transportation records, and delivery tickets, showing the date, crude petroleum amounts, receipt location and delivery location for all crude petroleum transported, and sufficient other detail to permit reasonable verification or correction of any charges to TRMC hereunder or under any Purchase Order. TLO will provide TRMC with a secure electronic data feed, which shall accurately report all the above information and other information mutually agreed upon by the Parties on a current daily basis. TLO shall maintain such records for a period not less than five (5) years after performance of services hereunder pursuant to its corporate retention policy. TRMC, or its representatives, may, from time to time, at TRMC's expense, audit any such records and TLO agrees to permit TRMC, or its representative, access to examine and audit such records at all reasonable times during normal business hours. TLO shall promptly refund to TRMC any amounts paid by TRMC in excess of amounts properly payable under the terms of the Agreement or any Purchase Order.
(h)    Volume Losses: TLO shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for physical losses incurred in the normal course of operations that may result from the handling and transporting of crude petroleum through trucks that TLO uses to perform Truck Gathering Services or from the Truck Unloading Facilities, except if such losses are caused by the gross negligence, willful misconduct or breach of this Agreement or any Purchase Order of TLO, its agents, employees or contractors, as further described in Section 12 herein.
8.    SAFETY/PREVENTION
TLO agrees that transportation services provided hereunder or under any Purchase Order shall be conducted in a safe manner which meets or exceeds regulatory and industry standards for transportation of crude petroleum. TLO shall comply with all applicable federal, state, and local rules, regulations and orders as well as TRMC’s rules, policies and procedures regarding safety, delivery, health, and fire protection. TLO shall only use vehicles under this Agreement and any Purchase Order that meet all requirements and standards promulgated by applicable regulatory authorities, including but not limited to, the Department of Transportation, the Occupational Safety and Health Administration, and the Environmental Protection Agency. TLO shall only use under this Agreement and any Purchase Order such employees that have been properly instructed, trained and certified as to the characteristics and safe loading, handling, hauling, delivery, and unloading methods associated with crude petroleum. TLO shall ensure that its employees comply with all safety rules to avoid, injury to workers and others, and damage to equipment and property.

9.    ACCIDENT REPORTING/HAZARDOUS CONDITIONS
TLO shall use its best efforts to reduce and minimize accidents arising in connection with the services and shall promptly report to TRMC all accidents or occurrences resulting in injuries to the General Partner’s employees or third parties and damage to TRMC’s or third parties’ property, arising out of or during the performance of services under this Agreement or any Purchase Order. All incidents such as spills, property damage or injury shall be immediately reported to the applicable Truck Unloading Facility's attendant and to CHEMTREC at 1-800-424-9300, Customer Number 22014. The numbers provided herein may be revised by TRMC and shall become effective upon notice to TLO. TLO shall provide TRMC a written incident report within twenty-four (24) hours of the accident or occurrence, followed promptly by any material information that becomes reasonably available to TLO with respect thereto. In the event there is a release of crude petroleum or damage to the environment, TLO shall clean up such spill and remediate such damage in accordance with Applicable Law, and if a Clean and Clear letter from the applicable oversight agency is provided to TLO, a copy of such Clean and Clear letter will be sent TRMC promptly after its receipt thereof. TLO shall inform TRMC of any notices, warnings, or asserted violations issued by any Governmental Authorities relative to any service performed by TLO pursuant to this Agreement or any Purchase Order. In the event TLO becomes aware of any environmental, health or safety conditions that violate any Applicable Law or any other conditions concerning the Truck Unloading Facilities, any of TRMC’s premises or facilities that create a hazardous condition, TLO shall immediately provide TRMC with telephonic notice at the numbers set forth herein, informing TRMC about the details of the condition.
TLO shall use its best efforts to prevent and minimize hazardous conditions arising as a result of its services hereunder. TLO shall clean up all crude petroleum spills if any, and debris originating from the transport truck before leaving the site. Upon request, TLO shall provide a copy of the applicable Spill Prevention and Response Plan specified in Section 10 below to TRMC, and TLO must meet minimum requirements for rapid response and short-term containment. If TRMC believes TLO does not respond in a proportionate and urgent manner to any type of hazard, TRMC may respond and any such response shall not be considered an act as a volunteer, and TLO will be liable for the cost of the TRMC response.

10.    SPILL PREVENTION AND RESPONSE PLAN
TLO must have a written Spill Prevention and Response Plan for each Truck Unloading Facility and otherwise in accordance with HMR, 49 CFR Parts 130.1-130.33. TLO must provide TRMC with a copy of the written plan and a letter stating their employees have been properly trained in accordance with the plan and the above regulation.

11.    INSURANCE
TLO shall, at its sole cost and expense, obtain and maintain in force during the Term, the insurance set forth on Exhibit B, and abide by the terms and conditions specified therein. Notwithstanding the foregoing, it is agreed and acknowledged by the Parties that the fees and other charges provided herein do not include any insurance on TRMC’s crude petroleum while in the custody of TLO, which insurance will be the responsibility of TRMC. Except as otherwise specifically provided for in this Agreement, TLO shall not be responsible for any type of casualty or other loss to TRMC’s crude petroleum.

12.    INDEMNITY
(a)    Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to: (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its carriers, contractors, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the trucking gathering and storage operations, the Truck Unloading Facilities or the Trucking Gathering Services provided hereunder, and, as applicable, its contractors, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TRMC due to violations of this Agreement by TLO, or, as applicable, its customers, representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.

(b)    Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and, and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to: (i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, contractors, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC in connection with TRMC’s and it’s customers’ use of the trucking, gathering and storage operations, the Truck Unloading Facilities and the Trucking Gathering Services provided hereunder or TRMC’s crude petroleum unloaded and stored hereunder, and, as applicable, its contractors, carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO.

13.    LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

14.    TERMINATION; RIGHT TO ENTER NEW AGREEMENT
(a)    Termination for Default. A Party shall be in default under this Agreement if:
(i)    the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or
(ii)    the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
If either of the Parties is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (A) notwithstanding the terms of Section 3, terminate this Agreement upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Party under this Agreement; and/or (C) pursue any other remedy at law or in equity.

(b)    Right to Enter New Agreement. Upon termination of this Agreement for reasons other than (i) a default by TRMC, and (ii) any other termination of this Agreement initiated by TRMC pursuant to Section 16 or (iii) the expiration of the Term, TRMC shall have the right to require TLO to enter into a new trucking transportation services agreement with TRMC that (A) is consistent with the terms set forth in this Agreement, and (B) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new trucking transportation services agreement shall not extend beyond April 30, 2031.

15.    FORCE MAJEURE
(a)    As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”).
(b)    TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure that prevents TLO from gathering the Minimum Volume Commitment hereunder and delivering such Minimum Volume Commitment into the High Plains System. If, for reasons of Force Majeure, TLO is prevented from gathering volumes equal to the full Minimum Volume Commitment, then TRMC’s obligation to cause TLO to gather the Minimum Volume Commitment shall be reduced to the extent that TLO is prevented from gathering the full Minimum Volume Commitment. At such time as TLO is capable of gathering volumes equal to the Minimum Throughput Commitment, TRMC’s obligation to ship the full Minimum Volume Commitment shall be restored.
16.    SUSPENSION OF REFINERY OPERATIONS
(a)    In the event that TRMC decides to permanently or indefinitely suspend refining operations at the Mandan Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two (2) Months prior to the expiration of the Notice Period, its intent to resume operations at the Mandan Refinery, then the Suspension Notice shall be deemed revoked, and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
(b)    If refining operations at the Mandan Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then TRMC shall remain liable for Monthly Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days prior written notice of any suspension of operations at the Mandan Refinery due to a planned turnaround or scheduled maintenance.
17.    COMPLIANCE WITH LAWS
(a)    Both Parties, in carrying out the terms and provisions of this Agreement and any Purchase Order, shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.

(b)    Prior to transporting any crude petroleum covered hereunder or under any Purchase Order, TLO shall make or cause to be made, the following certifications on the delivery receipt or bill of lading covering the crude petroleum received if required by 49 CFR 172.204, or such other certification(s) as may be required by applicable law:

“This is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation.
TLO hereby certifies that the cargo tank used for this shipment is a proper container for the commodity loaded therein and complies with Department of Transportation specification and certifies that cargo tank is properly placarded and marked to comply with regulations pertaining to hazardous materials.”

(c)    TLO shall secure and maintain current all required permits, licenses, certificates, and approvals for the services to be provided hereunder. TLO and any authorized subcontractors shall specifically comply with all Applicable Law.

18.    GOVERNMENT REGULATION
(a)    Crude Petroleum Certification. Each Party certifies that none of the crude petroleum covered by this Agreement will be produced or withdrawn from storage in violation of any Applicable Law.
(b)     Applicable Law. The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affect the crude petroleum gathered hereunder, or any receipt, throughput, delivery, transportation, handling or storage of crude petroleum hereunder or the ownership, operation or condition of the gathering operation, trucks and truck unloading facilities. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities, and, including without limitation, any and all required certifications required by the Department of Transportation. In the event any action or obligation imposed upon a Party under this Agreement or any Purchase Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any applicable Purchase Order, shall immediately be modified to conform the action or obligation so adversely affected to the requirements Applicable Law, and all other provisions of the Agreement and any applicable Purchase Order shall remain effective.
(c)    New Or Changed Applicable Law: If during the Term, any new Applicable Law becomes effective or any existing Applicable Law are or its interpretations is materially changed, which change is not addressed by another provision of this Agreement or a Purchase Order and has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Purchase Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement or to an applicable Purchase Order that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

19.    ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
(a)    TRMC shall not assign any of its rights or obligations under this Agreement or any Purchase Order without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however: that TRMC may assign this Agreement or any Purchase Order without TLO’s consent in connection with a sale by TRMC of the Mandan Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and any applicable Purchase Order and (ii) is financially and operationally capable of fulfilling the terms of this Agreement and any applicable Purchase Order, which determination shall be made by TRMC in its reasonable judgment.
(b)    TLO shall not assign any of its rights or obligations under this Agreement or any Purchase Order without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that (i) TLO may assign this Agreement or any Purchase Order without TRMC’s consent in connection with a sale by TLO of TLO's truck gathering operation so long as the transferee: (A) agrees to assume all of TLO's obligations under this Agreement and any applicable Purchase Order, (B) is financially and operationally capable of fulfilling the terms of this Agreement and any applicable Purchase Order, which determination shall be made by TLO in its reasonable judgment, and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement and any applicable Purchase Order solely to secure working capital financing for TLO.

(c)    Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement and all Purchase Orders shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(d)    TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control.
20.    NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) by e-mail on the next business day after delivery, if receipt is confirmed, (iii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (iv) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:

Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Richard D. Weyen, Vice President, Logistics
phone: (210) 626-4379
fax: (210) 745-4631
email: Rick.D.Weyen@tsocorp.com

If to TLO, to:

Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Victoria R. Somers, Contracts Administrator - Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
21.    CONFIDENTIAL INFORMATION
(a)    Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 21. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(i)    is available, or becomes available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TRMC that was in the possession of TLO or any of its Affiliates as a result of their ownership or operation of the TRMC's logistics assets prior to the Commencement Date);
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 21, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)    Required Disclosure. Notwithstanding Section 21(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with such destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 21, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)    Survival. The obligation of confidentiality under this Section 21 shall survive the termination of this Agreement for a period of two (2) years.
22.    MISCELLANEOUS
(a)    Modification; Waiver. This Agreement and any Purchase Order may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement and any Purchase Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Purchase Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Purchase Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)    Entire Agreement. This Agreement, together with the Schedules, Exhibits and Purchase Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)    Governing Law; Jurisdiction. This Agreement and any Purchase Order shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Purchase Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d)    Counterparts. This Agreement and any Purchase Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)    Severability. Whenever possible, each provision of this Agreement and any Purchase Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement, any Purchase Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)    No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement and any Purchase Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)    WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING RELATING TO THIS AGREEMENT, ANY PURCHASE ORDER OR ANY PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER.
(h)    Schedules and Exhibits. Each of the Schedules, Exhibits and Purchase Orders attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

Signature Page to
Trucking Transportation Services Agreement

SCHEDULE I
TLO Truck Unloading Facilities

Location	Storage Tanks
Putnam	Three 400 bbl tanks
Fairview	Four 400 bbl tanks
Poker Jim	Two 400 bbl tanks
Sidney	Two 400 bbl tanks
Alexander	Two 400 bbl tanks
Cartwright	One 5,000 bbl tank
Treetop	Three 400 bbl tanks
Little Knife	One 10,000 bbl tank
Connolly	Four 400 bbl tanks
Blue Buttes	Three 400 bbl tanks
Tioga	Three 400 bbl tanks
Lignite	Three 400 bbl tanks
Charlson	One 400 bbl tank

Schedule I

EXHIBIT A
FORM OF PURCHASE ORDER
PURCHASE ORDER PURSUANT TO THE SECOND AMENDED AND RESTATED TRUCKING TRANSPORTATION SERVICES AGREEMENT
This Purchase Order is entered as of ___, 20__, by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), pursuant to and in accordance with the terms of the Second Amended and Restated Trucking Transportation Services Agreement dated as of March 26, 2013, between such parties (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 5 of the Agreement, the parties hereto agree to the following provisions:
[Insert applicable provisions:
(i)     any additional or ancillary Truck Gathering Services;
(ii)    the amount of requested Excess Volumes
(iii)    the tank usage rate for all Barrels unloaded from trucks into TLO’s Truck Unloading Facilities, subject to adjustment as set forth in this Agreement or any Purchase Order (“Tank Usage Rate”);
(iv)     Trucking Rates to be paid by TRMC, including the applicable dispatch fee and minimum rate components thereof, subject to adjustment as set forth in this Agreement or any Purchase Order (“Trucking Rate”);
(v)    Quarterly rate adjustments in excess of those in Section 5(e) and the annual agreement upon five third party carriers;
Other:]
Except as set forth in this Purchase Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Purchase Order.

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Order as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:
Name
Title

TESORO LOGISTICS OPERATIONS LLC

By:
Name
Title

EXHIBIT B

Section 11 Insurance Requirements

At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” basis, TLO and/or any of its third party carriers (if applicable)(“Carrier”) shall maintain at their expense the below listed insurance in the amounts specified below which are minimum requirements. TLO shall require that Carrier cause all of its contractors providing authorized drivers or authorized vehicles, to carry such insurance, and TLO shall be liable to TRMC for their failure to do so. Such insurance shall provide coverage to TRMC and such policies, other than Worker’s Compensation Insurance, shall include TRMC as an additional insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TRMC, and eligible to do business in the states where the gathering operations are located and having and maintaining an A.M. Best financial strength rating of no less than “A-”and financial size rating no less than “VII”; provided that TLO and/or the Carrier may procure worker’s compensation insurance from the state fund of the state where the gathering operations are located.

(i)
Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the state where the gathering operations are located, in limits not less than statutory requirements;

(ii)
Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)
Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TRMC or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TLO;

(iv)
Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TLO or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;

(v)	Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)
Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)
Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TLO’s owned property; including personal property of others.

(b)    All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TRMC, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Upon execution of this Agreement and prior to the operation of any equipment by TLO, Carrier or its authorized drivers, TLO and/or Carrier will furnish to TRMC, and at least annually thereafter (or at any other times upon request by TRMC) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein, including on behalf of Carrier’s contractors providing authorized vehicles or authorized drivers. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TRMC and shall provide that there will be no material change in or cancellation of the policies unless TRMC is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TRMC prior to policy expiration.
(d)    TLO and/or Carrier shall be solely responsible for any deductibles or self-insured retention.